                                                                    EXHIBIT 11.1

ANCHOR GLASS CONTAINER CORPORATION
STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE)


PERIOD FROM FEBRUARY 5, 1997
TO DECEMBER 31, 1997
-------------------------------------------------------------------------------
Net loss applicable to common stock                       $    (22,773)
Divided by:

Weighted average shares outstanding, plus                    1,242,344
Weighted average warrants outstanding                        1,958,804
                                                             3,201,148

Basic net loss per share                                  $      (7.11)
                                                          ============

